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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 4, 2002, which appears in the October 31, 2002 Annual Report to Shareholders of Strong Municipal Income Funds, relating to the financial statements and financial highlights of Strong High-Yield Municipal Bond Fund, Inc. (comprised of the Strong High-Yield Municipal Bond Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 24, 2003